Exhibit 99.1

eMagin Corporation Announces Fourth-Quarter and Full-Year 2021 Results

Fourth-Quarter Revenue of $7.2 million; Full-Year Revenue of $26.0 million

Advanced OLED Manufacturing Equipment to be Added to Production Through 2022

Strong Backlog of Open Orders of $13.8 million increased 26% from the end of 2020

HOPEWELL JUNCTION, N.Y. – March 10, 2022 – eMagin Corporation, or the “Company,” (NYSE American: EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high-resolution, AR/VR and other near-eye imaging products, today announced results for its fourth quarter and full-year 2021.

“Thanks to our skilled workforce and their dedication to our mission of producing the world’s leading OLED microdisplays, 2021 was a year of great technical achievement for eMagin,” said eMagin CEO Andrew G. Sculley. “We ended the year with strong shipments of displays used in the Enhanced Night Vision Goggle–Binocular (ENVG-B) program, as we continue work on this advanced goggle to provide superior situational awareness, mobility, lethality and protection on the battlefield. The ENVG-B incorporates rapid target acquisition, which allows soldiers to fire around corners, and employs AR technology to deliver real-time video and target information through eMagin displays. The reception among soldiers in the field has been very positive, including praise for the ruggedness and reliability of the device.

“Our core military business is benefitting from a ramp-up in volume of our existing programs and we are actively pursuing several others, as well as opportunities in defense markets for thermal weapons sights. This year, we expect to continue to ship displays under the ENVG-B program and to compete for other large U.S. military programs. In addition, we expect to capitalize on improved yields and capacity as we install new, advanced-production machinery purchased under our Defense Production Act Title III and IBAS funding grants.

“In 2022, we look forward to demonstrating our dPd technology to more consumer-oriented customers and continuing our business development efforts in the eye care, surgical and veterinary markets. At the same time, we expect to benefit from contributions of new engineering talent that joined eMagin in late 2021.”

2021 Business and Operational Highlights

"	Qualification of eMagin’s high-brightness, XLE display of more than five times the brightness of the displays the Company currently ships
"	New display products developed and launched for the medical market
"	Ongoing product shipments for the ENVG-B night vision program, with positive customer feedback
"

R&D milestones related to eMagin’s Direct Patterning Technology (dPd™) technology, including new patents and the introduction of a new prototype for a widescreen ultra-extended graphics array (WUXGA) (1920x1200 pixels) to achieve over 10,000 cd/m2 of maximum luminance, which the Company believes is the world’s brightest high-resolution, full-color OLED microdisplay

"	Showcasing the WUXGA dPd OLED microdisplay in the AR headsets of an eMagin customer
"	Ongoing work to build proof-of-concept displays for AR/VR applications with a tier-one consumer electronics company
"	Stabilized manufacturing yield in the fourth quarter, leading to anticipated improvements in 2022
"	Manufacturing equipment acquisitions and installation on track and within requirements of the U.S. Defense Production Act Title III and IBAS programs.
"	26% year-over increase in order backlog
"	Inclusion in the Russell Microcap Index

Fourth-Quarter Results

Total revenues for the fourth quarter of 2021 were $7.2 million, a decrease of $0.5 million from $7.7 million in the prior-year period, and a sequential increase of $1.4 million from the third quarter of 2021. Total revenues consist of both product revenues and contract revenues.

Product revenues for the fourth quarter of 2021 were $7.0 million, an increase of $0.8 million from product revenues of $6.2 million reported in the prior-year period, and an increase of $1.7 million compared with the third quarter of 2021. The year-over-year quarterly increase in product revenue was due primarily to the timing of certain orders from prime defense contractors and shipments under the Company’s ENVG-B program. This was partially offset by approximately $1.1 million in fourth-quarter shipments that were delayed into 2022 due to capacity constraints related to unexpected machine downtime.

Contract revenues were $0.2 million, compared with $1.5 million in the prior-year period, due to the timing of activities under the Company’s development agreement with a tier-one consumer customer that is milestone-based rather than uniformly distributed each month.

Total gross margin for the fourth quarter was 24% on gross profit of $1.8 million, compared with gross margin of 16% on gross profit of $1.3 million in the prior-year period. The increase in gross margin was due to higher product revenues, increased production, and absorption of fixed cost into inventory, as well as improved yields during the fourth quarter of 2021.

Operating expenses for the fourth quarter of 2021, including R&D expenses, were $3.5 million, compared with $3.6 million in the prior-year period. Operating expenses as a percentage of sales were 49% in the fourth quarter of 2021, compared with 47% in the prior-year period. R&D expenses as a percentage of sales were higher in the fourth quarter of 2021 due to lower costs allocated to contract cost of goods sold. SG&A expenses were lower in the fourth quarter versus the prior-year period due primarily to a reduction in legal costs.

In the fourth quarter of 2021, operating loss was $1.8 million, compared with $2.4 million in the prior-year period.

Despite the operating loss, net income allocated to common shares for the fourth quarter of 2021 was $0.9 million, or $0.01 per share,  due to $3.1 million in income related to a non-cash change in the fair value of the warrant liability during the fourth quarter. Excluding the impact of the change in the warrant liabilities in both quarters, net loss was $2.2 million, or $0.03 per share, on a fully-diluted basis, compared with a loss of $2.4 million, or $0.04 per share, in the prior-year period.

Adjusted EBITDA for the fourth quarter was negative $0.8 million, compared with negative $1.7 million in the prior-year period.

As of the end of 2021, the Company’s backlog of open orders scheduled for delivery over the next year was $13.8 million, which represented a 26% increase from the end of 2020.

In response to ongoing supply-chain, capacity and pricing pressures, the Company continues to monitor its wafer suppliers and is creating backplane designs suitable for alternative foundries to be able to optimize its allocations. In addition, the Company has implemented product price increases for 2022.

Full-Year Results

Revenues for 2021 were $26.0 million, down 12% from $29.4 million in 2020. Product revenues totaled $24.2 million, representing a 3% decrease from $25.0 million in 2020, primarily due to unexpected downtime of manufacturing equipment and resulting capacity constraints, resulting in approximately $1.1 million in late orders that did not ship during 2021.  Contract revenues totaled approximately $1.9 million, representing a 57% decrease from $4.4 million in 2020. Contract revenues primarily reflected development work for an advanced display design and proof of concept for a consumer AR/VR device. This work is expected to continue through 2022. Contract revenues are milestone-based and not uniformly distributed throughout the project duration.

Gross margin for 2021 was 18%, compared with 22% in 2020. Gross margin for 2021 was primarily impacted by decreases in contract revenue gross profit related to the timing of activities under the Company’s agreement for development work with its tier-one consumer customer.

Operating expenses for 2021, including R&D expenses, were $14.6 million, compared with $13.3 million in 2020. The majority of the increase was due to materials and other overhead costs related to the development and qualification of the Company’s higher-brightness XLE and dPd displays, as well as a decrease of $0.8 million in costs allocated to contract costs of goods sold relative to 2020, due to lower contract revenues in 2021.

Operating loss for 2021 was $10.0 million, versus $6.9 million in 2020. Net loss for 2021 was $5.2 million, or $0.07 per share. This compares with a net loss of $11.4 million, or $0.19 per share, in 2020.  Excluding the impact of the non-cash change in the fair value of the warrant liability for both years, net loss for 2021 was $0.12 per share, versus a net loss of $0.11 per share in 2020.

Adjusted EBITDA for the year was negative $4.1 million, compared with negative $4.4 million in the prior year.

As disclosed in its Form 10-K for the year ending December 31, 2021, the Company received an audit opinion with a going concern qualification.

Balance Sheet Highlights

The Company’s financial position as of December 31, 2021 reflects a total of $5.7 million in unrestricted cash and cash equivalents, a year-over-year decrease of $2.6 million.  This is in addition to $0.8 million of cash restricted for purchases of equipment under Title III and IBAS government grants. The Company had $2.0 million in outstanding borrowings and $2.3 million in credit availability under its revolving credit facility as of year-end 2021. This compares with outstanding borrowings of $1.9 million and borrowing availability of $2.1 million at year-end 2020.

In November 2021, the Company entered into an at-the-market, or ATM, facility with H.C Wainwright, pursuant to which eMagin may currently offer and sell shares of common stock having an aggregate offering price of up to $10.0 million. The Company anticipates that the ATM facility will provide additional liquidity during 2022.

Conference Call and Webcast Information

Management will host a conference call and simultaneous webcast at 9 a.m. ET on Thursday,  March 10, 2022,  to discuss eMagin’s quarterly and year-end results, business highlights and outlook. To join the live listen-only webcast, please visit the Company’s Investor Relations website at https://www.emagin.com/investors/event-webcast. To join the conference call, dial 1-844-308-1725 in the United States, or 1-929-517-0939 internationally. The passcode is 3728878. Participants are encouraged to join at least 10 minutes before the start of the call. An archive of the webcast will be available approximately one hour after the live call.

About eMagin Corporation

eMagin is the leader in OLED microdisplay technology, enabling the visualization of digital information and imagery for world-class customers in the military, consumer, and commercial, including medical and industrial markets. The Company invents, engineers and manufactures display technologies of the future and is the only manufacturer of OLED displays in the United States. eMagin's Direct Patterning Technology (dPd™) will transform the way the world consumes information. Since 2001, eMagin's microdisplays have been used in AR/VR, aircraft helmets, heads-up display systems, thermal scopes, night vision goggles, weapon systems and a variety of other applications. For more information, please visit www.emagin.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. For a more complete description of the risk factors that could cause our actual results to differ from our current expectations, please see the section entitled "Risk Factors" in eMagin's Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Contact

eMagin Corporation

Mark A. Koch

Chief Financial Officer

845-838-7900

investorrelations@emagin.com

Sharon Merrill Associates, Inc.

Nicholas Manganaro

Vice President

617-542-5300

eman@investorrelations.com

eMAGIN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$5,724	$8,315
Restricted cash	806	2,111
Accounts receivable, net	4,488	5,314
Account receivable-due from government awards	292	1,013
Unbilled accounts receivable	1,102	253
Inventories	7,632	8,379
Prepaid expenses and other current assets	691	943
Total current assets	20,735	26,328
Property, plant and equipment, net	30,483	21,132
Operating lease right - of - use assets	113	50
Intangibles and other assets	37	126
Total assets	$51,368	$47,636

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,348	$1,206
Accrued compensation	1,664	1,628
Paycheck Protection Program loan - current	—	982
Revolving credit facility, net	1,974	1,875
Common stock warrant liability	1,374	4,622
Other accrued expenses	722	1,693
Deferred revenue	54	425
Operating lease liability - current	60	51
Finance lease liability - current	1,133	1,027
Other current liabilities	608	757
Total current liabilities	8,937	14,266
Other liability - long term	28	56
Paycheck Protection Program loan - long term	—	982
Deferred Income - government awards - long term	12,458	4,309
Operating lease liability - long term	54	—
Finance lease liability - long term	11,647	11,783
Total liabilities	33,124	31,396

Commitments and contingencies (Note 15)

Shareholders’ equity:
Preferred stock, $0.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659) stated value $1,000 per share, $0.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of December 31, 2021 and December 31, 2020.	—	—
Common stock, $0.001 par value: authorized 200,000,000 shares, issued 72,931,490 shares, outstanding 72,769,424 shares as of December 31, 2021 and issued 68,890,819 shares, outstanding 68,728,753 shares as of December 31, 2020.	72	69
Additional paid-in capital	275,936	268,729
Accumulated deficit	(257,264)	(252,058)
Treasury stock, 162,066 shares as of December 31, 2021 and December 31, 2020.	(500)	(500)
Total shareholders’ equity	18,244	16,240
Total liabilities and shareholders’ equity	$51,368	$47,636

eMAGIN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues:
Product	$7,016	$6,170	$24,176	$25,042
Contract	196	1,512	1,870	4,382
Total revenues, net	7,212	7,682	26,046	29,424

Cost of revenues:

Product	5,345	5,901	20,480	21,054
Contract	112	518	973	2,005
Total cost of revenues	5,457	6,419	21,453	23,059

Gross profit	1,755	1,263	4,593	6,365

Operating expenses:

Research and development	1,677	1,402	6,976	5,715
Selling, general and administrative	1,862	2,233	7,579	7,567
Total operating expenses	3,539	3,635	14,555	13,282

Loss from operations	(1,784)	(2,372)	(9,962)	(6,917)

Other (expense) income:
Change in fair value of common stock warrant liability	3,072	(1,295)	3,248	(4,599)
Interest expense, net	(226)	(87)	(851)	(132)
Gain on forgiveness of debt	—	—	1,963	—
Other income, net	82	37	396	200
Total other income (expense)	2,928	(1,345)	4,756	(4,531)
Loss before provision for income taxes	1,144	(3,717)	(5,206)	(11,448)
Income taxes	—	—	—	—

Net loss	$1,144	$(3,717)	$(5,206)	$(11,448)
Less net income allocated to participating securities	235	—	—	—
Net loss allocated to common shares	$909	$(3,717)	$(5,206)	$(11,448)

Loss per share, basic	$0.01	$(0.05)	$(0.07)	$(0.19)
Loss per share, diluted	$(0.03)	$(0.05)	$(0.12)	$(0.19)

Weighted average number of shares outstanding:

Basic	72,563	67,620	71,899	60,458

Diluted	73,217	67,620	73,179	60,458

eMAGIN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(5,206)	$(11,448)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,815	2,112
Change in fair value of common stock warrant liability	(3,248)	4,599
Loss on sale of equipment	—	19
Gain on forgiveness of debt	(1,963)	—
Stock-based compensation	650	158
Amortization of operating lease right-of-use assets	(63)	698
Changes in operating assets and liabilities:
Accounts receivable	1,547	(1,348)
Unbilled accounts receivable	(849)	(98)
Inventories	747	453
Prepaid expenses and other current assets	128	187
Deferred revenues	(371)	148
Operating lease liabilities	187	(730)
Accounts payable, accrued expenses, and other current liabilities	(1,805)	353
Net cash used in operating activities	(7,431)	(4,897)
Cash flows from investing activities:
Purchase of equipment	(1,420)	(1,089)
Purchase of equipment, government grant	(10,475)	(1,411)
Proceeds from sale of equipment	—	50
Net cash used in investing activities	(11,895)	(2,450)
Cash flows from financing activities:
Borrowings (repayments) under revolving line of credit, net	99	(1,016)
Proceeds from public offering, net	183	9,783
Proceeds from Paycheck Protection Program loan	—	1,963
Change in finance lease liabilities	(293)	(17)
Proceeds from government grant	9,064	3,505
Proceeds from warrant exercise	5,652	40
Proceeds from exercise of stock options	725	—
Net cash provided by financing activities	15,430	14,258
Net (decrease) increase in cash, cash equivalents, and restricted cash	(3,896)	6,911
Cash, cash equivalents, and restricted cash, beginning of period	10,426	3,515
Cash, cash equivalents, and restricted cash, end of period	$6,530	$10,426
Cash, cash equivalents, end of period	5,724	8,315
Restricted cash, end of period	806	2,111

Supplementary Cash Flow Information
Cash paid for interest	$851	$52
Cash paid for income taxes	$—	$—

Non-cash activities:
Right-of-use assets obtained in exchange for finance lease liabilities	$263	$12,706

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis; the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements.  Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net loss	$1,144	$(3,717)	$(5,206)	$(11,448)
Non-cash compensation	181	11	650	158
Change in fair value of common stock warrant liability	(3,072)	1,295	(3,248)	4,599
Depreciation and intangibles amortization expense	705	631	2,815	2,112
Interest expense	226	87	851	132
Adjusted EBITDA	$(816)	$(1,693)	$(4,138)	$(4,447)